UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/21/2009

First Data Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5565 Glenridge Connector, N.E.
Suite 2000
Atlanta, Georgia 30342
(Address of principal executive offices, including zip code)

(404) 890-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2009, the Board of Directors (the "Board") of First Data Corporation (the "Company") voted to expand the number of directors that constitute the Board from four to six and elected Henry R. Kravis and Joe W. Forehand as members of the Board. The Board also appointed them to the Governance, Compensation and Nominations Committee and the Technology and Investment Committee of the Board.

Mr. Kravis is the co-founder, co-chairman and co-CEO of Kohlberg Kravis Roberts & Co. ("KKR"). Mr. Forehand retired as chairman of Accenture Ltd in 2006. In his more than 30 years with Accenture, Mr. Forehand served as the CEO from 1999-2004 and, prior to that, as chief executive of the Communications and High Technology Operating Group. Mr. Forehand is a member of KKR's Portfolio Management Committee and has also been involved with KKR's growth and emphasis on the technology industry sector.

There are no arrangements or understandings between either Mr. Kravis or Mr. Forehand and any other person pursuant to which they were selected to become a member of the Board. There also are no transactions between Mr. Kravis or Mr. Forehand and the Company or any subsidiary of the Company that are reportable under Item 404(a) of Regulation S-K, other than transactions involving KKR that previously were reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2008.

First Data Holdings Inc., the parent company of the Company, also elected Mr. Forehand and Mr. Kravis to its board of directors and they will receive the same compensation paid to other non-employee directors of First Data Holdings Inc. as described in Exhibit 10.24 to the Company's Form S-4 filed with the Securities and Exchange Commission on August 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: September 25, 2009	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary